FOR IMMEDIATE RELEASE	NEWS

August 23, 2005	OTCBB-KEST

KESTREL ENERGY ANNOUNCES SHAREHOLDER
APPROVAL OF A GOING PRIVATE TRANSACTION

Kestrel Energy Inc. (OTCBB: KEST), an oil and gas exploration and production company, announced today that on August 5, 2005, its shareholders approved 100-for-1 reverse stock split of the Company’s common stock. The reverse stock split takes effect at the beginning of trading tomorrow, August 23rd. As a result of the reverse stock split, the Company is expected to have fewer than 300 holders of record of its common stock, permitting the Company to terminate the registration of its common stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The Company intends to file the termination of such registration on August 24, 2005.

As of August 23, 2005, shareholders who had fewer than 100 shares of common stock before the reverse split will have less than one whole share after the split so they will be immediately converted into the right to receive a cash payment from the Company for their shares. The cash to be paid to those shareholders will be equal to $1.42 per pre-split share. For shareholders who own more than one share after the split, fractional shares will not be issued but the number of post-split shares held by such holders will be rounded up to the next whole number of shares.

On August 26, 2005, the Company will send post-split shareholders owning less than one share instructions regarding the method of exchanging their old stock certificates for cash. Shareholders should not do anything with their stock certificates until they receive instructions.

Effective August 24, 2005, Computershare Trust Company, Inc. will no longer act as the Company’s transfer agent but the Company will act as its own transfer agent.

Headquartered in Denver, Kestrel has producing properties in Wyoming, Oklahoma, New Mexico and Texas.

Statements made in this press release that are not historical facts may be forward looking statements. Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking statements in this press release. In particular, the completion of the going private transaction depends on various factors, including but not limited to the actual number of record shareholders of the Company after the reverse stock split, the potential effect of shares currently held by nominees being transferred of record to the beneficial owners and other similar factors. A description of the risks and uncertainties which are generally attendant to Kestrel Energy and its industry as well as other factors which could affect the Company’s financial results are included in the Company’s June 30, 2004 report to the Securities and Exchange Commission on Form 10-KSB.

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CONTACTS:
Kestrel Energy
303/295-0344
E-mail: mtemple@kestrelenergy.com